Exhibit 99.1

News Release

Mead Johnson Nutrition Announces Key Management Changes

Company creates new leadership roles, including

Chief Operating Officer and Chief Development Officer

GLENVIEW, Ill., Dec. 7, 2011 — Mead Johnson Nutrition (MJN) today announced a number of management changes designed to support the company’s ambitious, long-term growth strategy.

Kasper Jakobsen, currently the company’s President — Americas, will assume the newly created position of Executive Vice President & Chief Operating Officer, effective January 1, 2012, and will continue to report to MJN President & CEO, Steve Golsby.   He will head up the company’s Global Operating Committee and lead all regional business activities, as well as Global Marketing and Global Supply Chain, with overall responsibility for driving the company’s operational performance.

“Given the growing size and complexity of our global operations, I recognized the need to refine our management structure in order to drive superior performance and operationalize our ambitious strategic plan,” stated Golsby.  “Kasper has the right combination of diverse international experience and leadership skills to drive effective strategy execution and strong results across our global business.”

Jakobsen, 49, has been leading Mead Johnson’s businesses across North America and Latin America since January 2009.  He joined the company in 1998 and advanced through several positions of increasing regional responsibility, including General Manager in the Philippines and Pacific Islands and Vice President & General Manager for South Asia.  From 2006 through 2008, he served as Senior Vice President — Asia-Pacific.

Prior to joining Mead Johnson, he worked for nearly a decade at Unilever PLC in various marketing roles.  Born and raised in Denmark, Mr. Jakobsen holds a bachelor’s degree in commerce from Auckland University in New Zealand.

It was also announced that Charles Urbain, 57, will assume the new role of Senior Vice President — Stakeholder Relations & Chief Development Officer, with overall responsibility for the company’s business development activities and external relations, including external affairs, corporate communications and corporate social responsibility.  Having joined Mead Johnson in 1996, Urbain has led each of the company’s regional businesses, as well as the finance function.  Since 2009, he has served as President — Asia & Europe.

Golsby commented, “Charles has played a critical role in driving profitable growth across our global business.  His strong industry knowledge, business experience and leadership skills will be invaluable in representing Mead Johnson to important external audiences and in helping us to identify additional business expansion opportunities to drive longer-term growth.”

Additionally, Pete Leemputte, 54, has been named Executive Vice President & Chief Financial Officer in recognition of his contributions to the business and his leadership responsibilities across the company’s finance, tax, treasury, investor relations, information technology and audit functions.

“Pete has been the main architect of Mead Johnson’s robust financial structure as a public company and has us well positioned to invest and grow the business for the future,” noted Golsby.

Both Mr. Urbain and Mr. Leemputte will continue to report directly to President & CEO Golsby.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company’s mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil(R) infant formula, is the world’s leading brand franchise in pediatric nutrition.

For more information on the company, go to meadjohnson.com.

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CONTACTS:

Media:  Christopher Perille, (847) 832-2178, chris.perille@mjn.com

Investors:  Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com